Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of CNH Industrial N.V. on Form S-8 dated September 30, 2013 pertaining to the CNH Global N.V. Equity Incentive Plan, the CNH Global N.V. Directors’ Compensation Plan, the Fiat Industrial S.p.A. Long-Term Incentive Plan and the CNH Industrial N.V. Directors’ Compensation Plan of our report dated May 13, 2013, with respect to the consolidated financial statements of Fiat Industrial S.p.A. for the years ended December 31, 2012 and 2011 included in the Registration Statement (Form F-4 No. 333-188600) and related Prospectus of FI CBM Holdings N.V. (now CNH Industrial N.V.) for the mergers of Fiat Industrial S.p.A. and CNH Global N.V. with and into FI CBM Holdings N.V.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

September 30, 2013